Exhibit 4.51

Forward Share Purchase Agreement

Forward Share Purchase Agreement

Contract No.: AVICTC2017X0652-3

Seller: Hangkang Investment Management Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area

Buyer: iKang Guobin Medical Examination Management Co., Ltd.

Forward Share Purchase Agreement

Seller: Hangkang Investment Management Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area

Managing Partner: Ligang Capital Investment (Shenzhen) Co., Ltd.

Representative of the Managing Partner: Lee Ligang Zhang

Managing Partner: Shenzhen Putai Investment Development Co., Ltd.

Representative of the Managing Partner: Chao Song

Legal address: Room 1347, #8 Office Building, Business Center, Meishan Avenue, Beilun District, Ningbo City, Zhejiang Province

Contact address: Room 606-612, 6/F, South Tower, No. 35, Jinshifang Street, Xicheng District, Beijing

Contact person: Yao Yukun	Postal code: 100033

Tel: 010-56823638	Fax: 010-56823559

E-mail: yaoxi7@hotmail.com

Buyer: iKang Guobin Medical Examination Management Co., Ltd.

Legal representative: Hua Liu

Legal address: Room 603, 6/F, Floor -4 to 24, No. A92, Jianguo Road, Chaoyang District, Beijing

Contact address: 6/F, Tower B, Shimao Mansion, No. A92, Jianguo Road, Chaoyang District, Beijing Municipality

Contact person: Grace Ge	Postal code: 100020

Tel: 010-53206688	Fax: 010-53206689

E-mail: grace.ge@ikang.com

WHEREAS,

1.                                   The Seller is a limited partnership incorporated and validly existing in accordance with laws of China. Ligang Capital Investment (Shenzhen) Co., Ltd. and Shenzhen Putai Investment Development Co., Ltd. are both general partners and managing partners of the Seller and execute partnership affairs on behalf of the Partnership/Seller pursuant to the Partnership Agreement of Hangkang Investment Management Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area (Agreement No. AVICTC2017X0652-1, hereinafter referred to as the “Partnership Agreement”).

2.                                   The Seller intends to transfer all of its share in NCI Health Investment Management Co., Ltd. (hereinafter referred to as “Target Company”) transferred pursuant to the Equity Transfer Agreement (Contract No. AVICTC2017X0652-5). The percentage of the share does not exceed 25% in maximum and its corresponding contribution amounts to RMB two hundred and eighty-one million six hundred and seventy-three thousand two hundred and twenty-five only (in figure: ¥281,673,225.00).

3.                                   The Buyer undertakes to purchase all share held by the Seller in the Target Company at such time and on such terms as agreed herein.

4.                                   Unless otherwise provided for herein, all terms used in this Agreement shall have the same meaning as defined in the Partnership Agreement.

In accordance with the Company Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Partnership Law of the People’s Republic of China, and other applicable laws and administrative regulations, the Parties, in the principles of good faith, fairness and free will and through amicable consultation, hereby enter into this Agreement on the purchase matters for mutual abidance.

1.              The Target Share

1.1       The Target Share of this Agreement is the entire shares that are lawfully held by the seller in NCI Health Investment Management Co., Ltd. (“Target Company”) pursuant to the Equity Transfer Agreement (Agreement No. AVICTC2017X0652-5), which does not exceed 25% in maximum (hereinafter referred to as “Target Shares”).

1.2       The registered capital of the Target Company amounts to RMB one billion one hundred and twenty-six million six hundred and ninety-two thousand nine hundred only (in figure: ¥1,126,692,900.00). The Seller lawfully holds 25% of the share in the Target Company and, correspondingly, it has contributed RMB two hundred and eighty-one million six hundred and seventy-three thousand two hundred and twenty-five only (in figure: ¥281,673,225.00).

1.3       The Seller agrees to transfer the Target Shares to the Buyer as agreed in this Agreement and the Buyer undertakes to purchase the Target Shares pursuant to this Agreement.

1.4       The Parties unanimously agree that, from the date of this Agreement to the date when the Buyer purchases the Target Shares and becomes a shareholder of the Target Company (the date when the registration of industrial and commercial changes formalities are completed), where additional share derives from the Target Shares out of bonus share, capitalization of capital reserve, and share split, the quantity of the Target Shares shall be adjusted accordingly; in case of share placement, the benefit of such placement shall be included in the subject to be transferred, except the fund for share placement, which is otherwise paid by the Seller. Under such circumstances, the purchase price for Target Shares payable by the Buyer shall not be adjusted and shall be calculated as agreed in Article 2 hereof.

1.5       The Parties unanimously acknowledge that, at the purchase of Target Shares, the actual value of the Target Shares may differ from the price paid by the Seller. The Buyer has fully considered such factor and shall not raise any objection or claim against the Seller on this ground.

1.6       The Parties acknowledge and agree that, from the date when the Buyer purchases all or part of the Target Shares, the Buyer shall possess and exercise the rights of such Target Shares, notwithstanding any other agreements made by the Parties.

2.              Time of Purchase

2.1       Deadline

The expiry date of 36 months after the date when the Seller purchases the Target Shares (the date of actual payment of consideration for the Shares, hereinafter referred to as “Purchase Deadline”) shall be the deadline for the Buyer to pay the transfer price for the Target Shares (hereinafter referred to as “Target”). Unless waived by the Seller, the Buyer shall purchase the entire Target Shares at such price and by such payment methods as agreed in Article 3 hereof prior to (on) the Purchase Deadline.

2.2       Time of early purchase

After twelve months of the date when the paid-in contribution of the senior limited partner of the Seller is received, the Buyer may pre-pay purchase price of the Target Shares in lump sum or by installments in which case the purchase price of each installment to be paid shall not be less than RMB one hundred million. [The expiry date of twelve months of the date when the Seller purchases the Target Shares is hereinafter referred to as “Early Purchase Date”, from which (exclusive), the Buyer may pre-pay the purchase price of the Target Shares in lump sum or by installments.]

3.              Calculation and Payment of Purchase Price

3.1       Composition and payment of purchase price for Target Shares

3.1.1           The Seller and the Buyer unanimously agree that, the purchase price for Target Shares hereunder shall be calculated by the method below:

purchase price for Target Shares = basic price for Target Shares purchase + premium — paid-in contribution made by the Buyer as an junior limited partner of the partnership during its existence.

3.1.2           Unless waived by the Seller, from the Early Purchase Date (exclusive), the Buyer shall pay the purchase price in whole in lump sum or by installments on or prior to the Purchase Deadline.

3.2       Basic price for Target Shares purchase

The basic price for Target Shares purchase shall equal the total amount paid by the Seller for purchase of the Target Shares. For the purpose of this Agreement, the actual amount of the basic price for share purchase shall be the actual amount paid by the Seller for its entire share in NCI Health Investment Management Co., Ltd. pursuant to the Equity Transfer Agreement (Contract No. AVICTC2017X0652-5), that is, RMB four hundred and twenty-five million only (in figure: ¥425,000,000.00) in maximum.

3.3       Premium

3.3.1           The Seller and the Buyer unanimously agree that the Buyer shall pay the premium as agreed herein to purchase the Target Shares.

3.3.2           Premium rate: the Parties unanimously acknowledge that the premium rate agreed herein is 100% per annum, and the daily premium rate = annual premium rate / 365. The premium rate shall not be changed without consensus of the Parties through consultation during the term of this Agreement.

3.4       Payment of purchase price for Target Shares

3.4.1           The Buyer pays the purchase price in lump sum.

purchase price for Target Shares = basic price for Target Shares purchase + basic price for Target Shares purchase × daily premium rate × actual calendar days of the basic price for Target Shares purchase — paid-in contribution made by the Buyer as a junior limited partner of the partnership during its existence. If the basic price for Target Shares purchase paid by the Buyer covers more than one payment of basic price for Target Shares purchase hereunder made by the Seller at purchase of the Target Shares, the actual calendar days of existence of each payment of the basic price for share purchase shall be calculated separately. Among them, the actual calendar days of existence of each payment of the basic price for Target Shares purchase shall commence from the date (inclusive) when the Seller pays each installment of transfer price at purchase of the Target Shares to the date (exclusive) when the Buyer pays the purchase price of current installment.

3.4.2           The Buyer pays the purchase price by installments.

purchase price for Target Shares of each installment except the last installment = basic price for share purchase paid by the Buyer + such basic price for share purchase × daily premium rate × actual calendar days of existence of this installment of basic price for Target Shares purchase.

Last installment of purchase price for Target Shares = basic price for Target Shares purchase — paid basic price for Target Shares purchase + (basic price for Target Shares purchase — paid basic price for Target Shares purchase) × daily premium rate × actual calendar days of existence of the basic price for Target Shares purchase — paid-in contribution made by the Buyer as the junior limited partner of the partnership during its existence.

Where the Buyer pays the purchase price for Target Shares by installments, it shall pay the basic price for Target Shares purchase one by one in the order of the basic price for Target Shares purchase paid by the Seller at purchase of Target Shares as agreed herein, and the basic price for Target Shares purchase in each installment (except the last installment) of purchase price for Target Shares paid shall not be less than RMB one hundred million.

If basic price for Target Shares purchase in each installment paid by the Buyer covers more than one payment of basic price for Target Shares purchase hereunder made by the Seller at purchase of the Target Shares, the actual calendar days of existence of each payment of the basic price for share purchase shall be calculated separately. Among them, the actual calendar days of existence of each payment of the basic price for Target Shares purchase shall commence from the date (inclusive) when the Seller pays each installment of transfer price at purchase of the Target Shares to the date (exclusive) when the Buyer pays the purchase price of current installment.

3.5       The Buyer shall pay the purchase price for Target Shares to the following bank account designated by the Seller:

Account name: Hangkang Investment Management Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area

Account No.: 606180384

Bank: China Minsheng Bank Corp., Ltd. Ningbo Beilun Sub-branch

4.              Transfer of Target Shares

When the Buyer has paid the purchase price for Target Shares in full pursuant to Article 3 of this Agreement, the Seller is obliged to urge the Target Company to go through the Target Shares transfer formalities as follows:

(1)                 Changing the records of contributions and shareholding ratio of the Buyer on the register of shareholders.

(2)                 Amending the articles of association of the Target Company;

(3)                   Promptly handling recording-filing and registration of changes in shareholders, changes in directors, amended articles of association, and other necessary matters with local industrial and commercial administration of the place of incorporation.

5.              Guarantee for Payment of Target Shares Purchase Price

5.1       Guarantee

iKang Healthcare Group., Inc.(Cayman Island), as the legal-person guarantor, assumes irrevocable joint and several liability on guarantee for the obligation of the Buyer to pay the Target Shares purchase price hereunder. The specific guarantee matters shall be bound by the Legal Person Guarantee Contract (Contract No. AVICTC2017X0652-4) executed by and between the Seller and the legal-person guarantor.

5.2       Others

In case of any circumstance which the Seller believes will have adverse impact on any of the aforesaid securities, the Seller has the right to request the Buyer to eliminate such adverse circumstance or provide additional securities to the effect of eliminating such adverse circumstance.

6.              Share Transfer to Other Parties

The Buyer agrees and acknowledges that its purchase of the Target under this Agreement is merely one of the means for the Seller to withdraw its investment. If the Buyer breaches the obligations under this Agreement, the Partnership Agreement, and Top-up Agreement and causes material damage to the interest of the Seller, the Seller has the right to request the Buyer to perform its obligation to purchase early. Where the Buyer fails to pay corresponding purchase price within fifteen (15) working days after the Seller gives a written notice of early purchase to the Buyer, the Seller has the right to transfer the Target hereunder to any third party of its choice other than the Buyer, provided that the Buyer and its designated third parties have the priority to purchase the Target at the same or higher price. The Buyer agrees and acknowledges that the foregoing rights to which the Seller is entitled do not affect or impair the obligation of the Buyer to pay the purchase price hereunder. If the Seller transfers the Target at a price (“Transfer Price”) lower than the purchase price as agreed in Article 4.1 herein, unless waived by the Seller, the Buyer shall pay the difference between the Transfer Price and the purchase price agreed in Article 4.1 pursuant to this Agreement.

7.              Representations and Warranties of the Seller

7.1       The Seller is a limited partnership established and existing in accordance with laws of the People’s Republic of China and is in good standing, and that it has the capacity to execute this Agreement.

7.2       The Seller will obtain the title to the entire Target Shares in forms conforming to the laws of China.

7.3       The documents and information submitted to the Buyer are true, effective, complete, and free of any material omission or concealment.

7.4       During the operation of the partnership, unless approved by the Buyer in writing in advance, no pledge, lien, or other third-party rights of any form shall be created upon the Target Shares.

7.5       During the Seller’s holding of the Target Shares, it shall exercise shareholder’s rights over the operation, decision-making, and management of the Target Company at its own discretion and maintain the proper operation of the Target Company in the principles of honesty and good faith in accordance with provisions set forth in the partnership agreement, Partnership Law, Company Law, and articles of association of the Target Company. Any third party (including the Buyer) shall not interfere or prevent such rights.

7.6       From the execution date of this Agreement to the date when the formalities for transfer of the Target are completed, in case of any change of any form in the Target Shares, or judicial or administrative seizure, detainment, freezing thereof, or other information that has material adverse impact on the Target Shares, the Seller is obliged to notify the Buyer of such circumstances.

7.7       This Agreement, upon execution, shall constitute legal, effective, and binding obligations of the Seller.

8.              Representations and Warranties of the Buyer

8.1       The Buyer is an entity with full capacity for civil rights and civil conducts and has obtained all licenses, permits, registration, and filing necessary for execution of this Agreement.

8.2       Execution of this Agreement and purchase of the Target Shares represent the true intention of the Buyer; the Buyer has obtained all necessary and lawful authorization; the formalities necessary for the Buyer to execute and perform this Agreement have been lawfully completed and are legally binding.

8.3       The Buyer’s execution and performance of this Agreement will not breach any documents executed by or binding on the Buyer itself or its assets, approval documents or internal rules and regulations established by the Buyer, or any law, regulation, administrative arrangement, government order, judicial decision, or contracts with third parties that are binding on the Buyer.

8.4       As of the execution date of this Agreement, to the knowledge of the Buyer, its execution and performance of this Agreement will not harm any creditor’s rights or interests of the Buyer.

8.5       The Buyer shall actively and promptly execute all necessary documents and proactively perform all actions necessary for a smooth purchase under this Agreement.

8.6       The information submitted to the Seller is true, effective, complete, and free of any material omission or concealment.

8.7       The Buyer grants full respect and recognition to the independent exercise of duties and performance of functions by the Seller and its appointed persons pursuant to Article 7.4 of this Agreement. The Buyer shall not interfere, prevent, or impede on the ground that the independent exercise of duties and performance of functions by the Seller and its appointed persons pursuant to provisions of laws, partnership agreements, Partnership Law, Company Law, and articles of associations of the subsidiaries may harm or have harmed the interests of the Target Company, Buyer, other shareholders or third parties, or deny or delay in performance of obligation to purchase or claim reduction in the purchase price on this ground, except for willful or gross negligence of the Seller;

8.8       Where the Buyer provides security of any form for fundraising by itself or its affiliates to third parties other than financial institutions during the term of this Agreement and the Seller deems the Buyer’s provision of security to third parties has material adverse impact on the obligation of the Buyer under this Agreement, the Seller has the right to request the Buyer to take reasonable measures, including without limitation to provision of additional security to the Seller by additional pledge on the share recognized by the Seller or payment of deposit, and the Buyer shall actively cooperate in this regard.

8.9       In case of any of the following circumstances during the term of this Agreement, the Buyer shall notify the Seller within five (5) working days of occurrence of such circumstances, together with details of impacts or possible impacts, remedies taken or intended to take, term of the remedies, and intended results:

(1)             Serious deterioration of financial status;

(2)             Forfeiture of goodwill;

(3)             Occurrence of any dispute, major lawsuits or arbitration cases that affect or may affect the interest of the Buyer;

(4)             Occurrence of any event that may have serious adverse effect on the assets and financial status of the Buyer;

(5)             Other matters that have material adverse impact on the Buyer’s fulfillment of its obligations under this Agreement.

8.10      This Agreement, upon execution, shall constitute legal, effective, and binding obligations of the Buyer.

9.              Assumption of Taxes

9.1       The Parties unanimously agree that all taxes and costs incurred for purchase of the Target Shares under this Agreement shall be borne by the Buyer.

9.2       The Seller, as the trustee of the trust plan, shall be responsible for the taxes and costs payable by Seller under this Agreement with the trust property.

10.       Default Liability

10.1      Breach of the Agreement

10.1.1           The Buyer in default

(1)                              Failure to make available true, complete, and effective financial and accounting data, information regarding production and operation status, and other related information as required by the Seller;

(2)                              Failure to pay the purchase price as agreed in this Agreement;

(3)                              Transfer of assets and withdrawal of funds to evade debt;

(4)                              Deterioration of operation and financial status, failure to repay due debts, involvement or probable involvement in major lawsuits or litigation procedures and other legal disputes, which have affected or harmed or may affect or harm the rights and interest of the Seller under this Agreement;

(5)                              Any other debts have affected the Buyer’s performance of its obligations under this Agreement;

(6)                              During the term of this Agreement, the Buyer’s contracting, leasing, combination, merger, joint venture, division, joint operation, shareholding reform, and other conducts of transformation of operation method or mechanism have affected or harmed or may affect or harm the right and interest of the Seller under this Agreement;

(7)                              Breach of other obligations agreed herein.

10.1.2           If any of the following occurs to the legal-person gurarantee and the Buyer fails to provide new guarantee to the satisfaction of the Seller, the Buyer shall be deemed in default:

(1)                              Failure to make available true, complete, and effective financial and accounting data, information regarding production and operation status, and other related information as required by the Seller;

(2)                              Transfer of assets and withdrawal of funds to evade debt;

(3)                              Deterioration of operation and financial status, failure to repay due debts, involvement or probable involvement in major lawsuits or litigation procedures and other legal disputes, which have affected or damaged or may affect or damage the rights and interest of the Seller under this Agreement;

(4)                              Any other debts of the Buyer have affected its guarantee obligations under this Agreement;

(5)                              Breach of other obligations agreed in the Legal Person Guarantee Contract.

10.1.3           Where the Legal Person Guarantee Contract or other security means are not effective, invalid, or rescinded or the legal-person guarantee loses all or part of capacity for guarantee or refuses to perform guarantee obligations, or the Buyer fails to provide new guarantee within the reasonable period of time required by the Seller, the Buyer shall be deemed in default.

10.2      Remedial measures for default

In case of the breach of this Agreement as set forth in this Article 10 hereof, the Seller may unilaterally take one or more of the following measures and request the Buyer to compensate for direct losses caused to the Seller by its default:

(1)                              The Buyer is requested early purchase and it shall immediately pay the purchase price for Target Shares in full under this Agreement.

(2)                              Lump-sum liquidated damages shall be charged against the Buyer at 5% of the basic price for share purchase. The Seller’s requesting the Buyer to pay the lump-sum liquidated damages shall not affect its rights to request the Buyer to continue to pay the basic price for share purchase, exercise fee, and damages for continuous delay pursuance to other provisions of this Agreement.

(3)                              Where the Buyer fails to pay the basic share purchase price and/or premium at such time and in such amount as agreed in this Agreement (including basic share purchase price and/or premium payable after the Buyer is requested to purchase the share early), damages for continuous delay shall be charged daily based on the overdue amount payable at 150% of the premium rate agreed in Article 3.3.2 of this Agreement from the date of overdue to the date of full repayment.

(4)                              The Buyer is requested to provide new guarantee for all debts under this Agreement to the effect of equal guarantee.

(5)                              The surety is requests to assume responsible for guarantee.

(6)                              Other necessary measures set forth by laws.

11.       Notarization of Enforcement (☒ applicable; ☐ not applicable)

11.1      The Parties shall, within ten (10) days of execution of this Agreement, apply with the notarial office designated by the Seller for notarization of creditor’s right documents with enforceability for this Agreement. Related notary fees shall be paid by the Buyer.

11.2      The Parties hereby acknowledge that, they have no doubt on the agreements regarding the obligations of the Buyer in this Agreement. The Buyer fully and clearly understands the meaning, contents, procedure, and effectiveness of notarial documents with enforceability. The Buyer undertakes that when it fails to perform or incompletely performs the obligations agreed in this Agreement, the Buyer is willing to be subject to enforcement. The notarial office, upon the application of the Seller, may issue execution certificate and the Buyer is willing to be subject to enforcement by the people’s court.

11.3      In case of any event of default, the creditor’s right hereunder shall be enforceable forthwith. At any time when the creditor’s right hereunder becomes enforceable according to this Agreement, the Seller has the right to exercise and realize such creditor’s right by any means it deems appropriate to the extent permitted by law.

11.4      The Buyer shall take all lawful and proper actions as required by the Seller for its realization of the creditor’s right. In order that the Seller realizes the creditor’s right pursuant to the agreements herein, the Buyer shall execute all such agreements, notices, authorizations, instructions, undertakings, and other documents and take all actions as requested by the Seller.

11.5      When and after the creditor’s right is enforceable, the Seller may exercise the power and rights (including any right of recourse and right to compensation in relation to this purchase) of the Buyer in relation to this purchase in the name of the Buyer to the extent necessary to realize the creditor’s right (or in the name of the Seller to the extent permitted by law); the Buyer hereby irrevocably authorizes the Seller to exercise such rights.

Both the Buyer and the Seller acknowledge that, the agreement on enforcement prevails over the execution as set forth in Article 15.2 of this Agreement.

12.       Notice and Delivery

12.1      All business documents, correspondence, notices, and litigation documents between the Parties shall be made in writing and delivered by hands, registered mail, and courier service. They can also be delivered by facsimile as a supplementary means, but shall be given later against by one of the said means.

12.2      Business documents and correspondence, notices, and litigation documents shall be deemed delivered to the addressee on the following dates:

(1)                              Delivery by hand: the date stated on the receipt signed by the notified party and obtained by the notifying party;

(2)                              Delivery by registered mail: the fifth day of the date stated on the receipt for domestic registered mail held by the notifying party;

(3)                              Delivery by courier service: the fourth day of the postmark date on the service voucher held by the notifying party;

(4)                              Delivery by facsimile: the date when confirmation of successful sending is received.

12.3      Contact addresses and contact means. The Parties hereto unanimously acknowledge that, the contact addresses and contact means of the Parties described in the beginning of this Agreement shall be the addresses and contact means for delivery of business documents and correspondence and notices sent to each other for performance of the Agreement and settlement of disputes relating to the Agreement, or for service of litigation and arbitration documents sent by the judicial organ (court, arbitration organization) to the Parties.

12.4      Validity period of the contact addresses and contact means. The contact addresses and contact means of the Parties as written in the beginning of this Agreement shall be applicable until this Agreement is fully performed or the dispute is resolved after trail of first instance, trial of second instance, and execution, unless the Parties notify any change therein according to the following provision.

12.5      Changes in contact addresses and contact means. Where it needs to change the contact address and contact means of either Party, the Party shall notify the other Party five (5) working days in advance and send the notification of change in writing to the judicial authority (in the case that the dispute is to be resolved through judicial procedures).

12.6      Undertakings. The Parties to this Agreement undertake that their contact addresses and contact means given in the beginning of this Agreement are true and effective. They shall bear the legal consequences in case that the business correspondence, notices, and litigation documents cannot be served due to error or absence of such contact address and contact means.

12.7      Risk alert. The Parties to the Agreement understand that if business documents and correspondence, notices, and litigation documents cannot be properly served because the contact addresses of the Parties are inaccurate or notice of any change in such addresses is not promptly given to the other Party and the judicial authority, in the case of delivery by hands, the documents shall be deemed served when left at the given addressor the person serving the documents records down the service; in the case of service by mail, the service date shall be the date when the documents sent by mail are retuned.

13.       Confidentiality

13.1      The Parties to this Agreement agree to keep confidential all material information relating to this Agreement that one Party or its representative makes available to the other Party and relating to the transactions hereunder executed by the Parties and/or information contained herein (excluding the information that are proved to be received, disclosed, or made public by properly authorized third parties)

13.2      Neither Party may disclose such information to any other parties (excluding staff, officers, and directors of the disclosing party to be informed of such information for their connection with the intended transactions hereunder) without the written consent of the other Party, except for:

(1)             Disclosure to the investors for purpose of the intended transaction under this Agreement;

(2)             Disclosure to lawyers, accountants, advisers and consulting staff to be informed of such information for connection with the transaction and bound by the non-disclosure agreement;

(3)             Disclosure to competent government authority, stock exchanges, or administrative authorities in accordance with requirements of applicable laws and regulations.

13.3      The confidentiality obligation set forth herein shall be effective permanently under any circumstances.

14.       Force Majeure

14.1      Force Majeure means the event that is unforeseeable, unavoidable, or insurmountable by either Party and will prevent, affect, or delay either Party in performance of its full or part of obligations pursuant to this Agreement. Such events included but are not limited to earthquake, typhoon, flood, fire, other Acts of God, epidemic diseases, war, riots, strike, or other similar event, and policy factors such as introduction of or amendment to laws and regulations.

14.2      In case of Force Majeure events, the affected Party shall immediately notify the other Party by the fastest means possible and produce evidence documents within fifteen (15) working days describing the details of such events and reasons for failure to perform the entire or part of this Agreement or delay in performance of this Agreement. The Parties will consult with each other to extend or terminate this Agreement. No Party will be liable for compensation for the losses caused by the Force Majeure.

14.3      In case of Force Majeure events, the affected Party shall take proper measures to prevent further losses. Where the affected Party fails to do so, it shall be responsible for such additional losses.

15.       Effectiveness, Supplementation, Modification, and Rescission of the Agreement

15.1      This Agreement will become effective upon signing (or sealing) of the legal representatives (principal) or authorized agents and affixation of official seals or special seals for contract of the Buyer and Seller.

15.2      When this Agreement becomes effective, the Parties may supplement this Agreement upon consensus through consultation. Where any provision of this Agreement is inconsistent with laws and regulations, the Parties shall promptly enter into supplementary agreements to improve this Agreement.

15.3      Any change or supplementation to the terms of this Agreement after its effectiveness must be made in writing upon consensus of the Parties through consultation, and formalities for approval, registration, and record-filing of this Agreement and related documents shall be properly handled in accordance with law.

15.4      Without the written consent of the Seller, the Buyer shall not assign any of its rights or obligations under this Agreement.

15.5      Where the trust plan or Partnership Agreement is invalid, this Agreement will be rescinded automatically. Unless otherwise provided for herein, the Parties hereto shall not be responsible for compensation of each other.

16.       Governing Law and Dispute Resolution

16.1      Conclusion, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

16.2      In case of any dispute, the Parties shall settle the dispute through amicable consultation; if such consultation fails, either Party may bring a lawsuit before the people’s court with jurisdiction over the place of contract execution (Nanchang, Jiangxi Province). All expenses relating to the litigation, including without limitation to legal costs, execution costs, attorney’s fee, etc. shall be paid by the losing party, unless the court decides otherwise. During the negotiation or lawsuit, the Parties shall continue to perform the terms of the Agreement not subject to the dispute.

17.       Miscellaneous

17.1      The Parties shall, upon the request of the industrial and commercial registration administration, use its simplified equity transfer agreement, in order to facilitate the equity transfer and change registration formalities. The simplified equity transfer agreement shall only be used for registration of changes. Where it is inconsistent or in conflict with this Agreement, this Agreement shall prevail. This Agreement represents the final and only true intention of the Parties with respect to equity transfer matters.

17.2      This Agreement is made in six copies, with each Party holding two copies and the rest for equity change formalities and other related formalities. Each of the copies shall have the same legal effect.

17.3      At execution of this Agreement, all Parties hereto have carefully read all terms hereof and have no objection thereto, and they accurately and correctly understand legal meanings of the terms relating to the legal relationships of the Parties, their rights, obligations, and responsibilities.

(The remainder of this page is intentionally left blank.)

(This page is intentionally left blank for signature of the Forward Share Purchase Agreement No. AVICTC2017X0652-3.)

Signed on: 18 December 2017

Signed at: Honggutan New Area, Nanchang City, Jiangxi Province

(This page is intentionally left blank for signature of the Forward Share Purchase Agreement No. AVICTC2017X0652-3.)

Signed on: 18 December 2017

Signed at: Honggutan New Area, Nanchang City, Jiangxi Province